Exhibit 99.1

Midas Acquires 22 Northern California Midas Shops from Franchisee

ITASCA, Ill.--(BUSINESS WIRE)--January 25, 2010--Midas, Inc. (NYSE: MDS) has acquired 22 Midas automotive service shops in Northern California from franchisee Maurice I. Glad. The transition was completed this weekend, and the shops opened today under Midas’ management. There was no interruption in services for consumers.

Midas acquired these shops in connection with a settlement between Glad and the California Attorney General and Bureau of Automotive Repair. Glad had been charged with violating state business and professional codes in a suit seeking $222 million in civil penalties and costs. Midas was not named in the suit and worked closely with the California Attorney General’s Office on acquiring these shops.

Midas paid approximately $5.8 million for the shops.

“Midas will bring a high level of operational integrity and quality workmanship to customers of these Midas shops,” said Alan D. Feldman, Midas’ chairman and chief executive officer. “All repairs and service are performed to the high industry standards of the Motorists Assurance Program, and employees have been trained by Midas and our vendor partners in the latest technical and customer service techniques.”

Midas will honor the warranties on all service work performed in these shops while they were owned and operated by Glad. Customers with questions may contact Midas consumer affairs at www.midas.com or (800) 621-8545.

In a simultaneous transaction, Midas re-franchised two of the Glad shops to a new franchisee bringing the net acquisition to 20 shops. With the acquisition of these 20 shops, the company now owns and operates 29 Midas shops in California and 90 Midas shops in eight other states and Canada. The remaining 1,490 Midas shops in North America are owned and operated by franchisees.

Feldman said the company has an aggressive franchise development program under way to sell company-owned shops to franchisees. These newly acquired California shops are expected to be re-franchised as part of that process.

Midas is one of the world’s largest providers of automotive service, offering brake, maintenance, tires, exhaust, steering and suspension services at more than 2,400 franchised, licensed and company-owned Midas shops in 15 countries, including more than 1,600 in the United States and Canada. Midas also owns the SpeeDee Oil Change business, with 170 auto service centers in the United States and Mexico.

CONTACT:
Midas, Inc.
Bob Troyer (630) 438-3016